Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Promotes Michael E. Haefner to

President and Chief Operating Officer and Marvin L. Sweetin to the

New Position of Senior Vice President of Safety and Utility Services

DALLAS (September 28, 2015)—Atmos Energy Corporation (NYSE: ATO) today announced two important promotions to its senior management team. Michael E. Haefner who is currently Executive Vice President will be promoted to the position of President and Chief Operating Officer effective October 1, 2015. In this new role, Haefner will have responsibility for the operations of Atmos Energy’s utility divisions in eight states and customer service; he will have continued responsibility for the regulated intrastate pipeline division, the non-regulated operations and the gas supply and services group. Haefner will continue to report to Kim R. Cocklin, who will remain Chief Executive Officer.

“Succession planning is perhaps the single most important obligation of a company’s management and board of directors,” said Cocklin. “Mike’s promotion is the result of an extensive and deliberate process designed to select the right person to lead our company into the future.”

“Mike has the vision, experience and leadership skills necessary to ensure continued success in both our regulated and nonregulated businesses,” Cocklin added. “Complementing his business skills is his understanding of our culture and values and with this promotion, all business units will have the benefit of Mike’s skill and leadership.”

“We have a great company,” Haefner said. “I look forward to the opportunity to work with the board of directors, and company leadership, as we continue to execute the strategy of the company while preserving and nurturing our culture and values.”

Prior to joining Atmos Energy in June 2008, Haefner, 55, served as Senior Vice President of Human Resources for Sabre Holdings and helped lead the spinoff of Sabre from American Airlines as well as take Travelocity.com public. His thirty-year work history includes broad experience in dynamic industries, with over half of his career having been spent in senior management and critical leadership positions.

Haefner has a bachelor’s degree from St. John Fisher College and a master’s degree from the State University of New York-Buffalo.

Additionally, the Board of Directors has promoted Marvin L. Sweetin, who is currently the Senior Vice President of Utility Operations, to the newly-created position of Senior Vice President of Safety and Utility Services, effective October 1, 2015. In his new role, Sweetin will continue to serve on the company’s Management Committee and report to Kim R. Cocklin, Chief Executive Officer.

Sweetin will have overall responsibility for pipeline and distribution safety and compliance, business process and change management, new technology evaluation and deployment, supply chain and facilities management, and workforce development.

“This new senior position reporting to the Chief Executive Officer is further confirmation of the critical importance we place on safety for our employees and the customers we serve,” said Cocklin. “Marvin brings a wealth of experience and education and has tremendous leadership, communication and people skills to continue our goal to be incident-free every day and to make our safe system even safer.”

“I am very excited to have this opportunity to lead our company’s continuous journey to ever improving safety,” said Sweetin.

Sweetin, 52, has more than 30 years of experience in the energy industry, 15 of those with Atmos Energy. Previously, he served as Senior Vice President of Utility Operations, Vice President of Customer Service, Director of Technical Training, and Director of Procurement. He is also a former Chair of the company’s Utility Operations Council. Before joining Atmos Energy, Sweetin spent 13 years with Atlantic Richfield Company in various roles supporting exploration and production activities in countries around the world.

Sweetin earned a Bachelor of Science degree from Oklahoma State University and a Master’s Degree from the University of Dallas.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast.

For more information, visit www.atmosenergy.com

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